EXHIBIT 12.1
SAN DIEGO GAS & ELECTRIC COMPANY
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS
                                                                        6 Months   6 Months
                                                                          Ended      Ended
                             1993     1994     1995     1996     1997    6/30/98*  6/30/98**
                           -------- -------- -------- -------- -------- --------- ----------
Fixed Charges:

Interest:
  Long-Term Debt           $ 84,830 $ 81,749 $ 82,591 $ 76,463 $ 69,546  $ 29,393   $ 29,393
  Short-Term Debt             6,676    8,894   17,886   12,635   13,825     4,981      4,981
  Rate Reduction Bonds           --       --       --       --       --        --     21,655
Amortization of Debt
 Discount and Expense,
 Less Premium                 4,162    4,604    4,870    4,881    5,154     3,615      3,615
Interest Portion of
 Annual Rentals               9,881    9,496    9,631    8,446    9,496     4,317      4,317
                           -------- -------- -------- -------- -------- --------- ----------
   Total Fixed
    Charges                 105,549  104,743  114,978  102,425   98,021    42,306     63,961
                           -------- -------- -------- -------- -------- --------- ----------
Preferred Dividends
 Requirements                 8,565    7,663    7,663    6,582    6,582     3,291      3,291
Ratio of Income Before
 Tax to Net Income          1.79353  1.83501  1.78991  1.88864  1.91993   1.77427    1.77427
                           -------- -------- -------- -------- -------- --------- ----------
Preferred Dividends
 for Purpose of Ratio        15,362   14,062   13,716   12,431   12,637     5,839      5,839
                           -------- -------- -------- -------- -------- --------- ----------
 Total Fixed Charges
  and Preferred
  Dividends for
  Purpose of Ratio         $120,911 $118,805 $128,694 $114,856 $110,658  $ 48,145   $ 69,800
                           ======== ======== ======== ======== ======== ========= ==========
Earnings:

Net Income (before
 preferred dividend
 requirements)             $215,872 $206,296 $219,049 $222,765 $238,232  $ 77,363   $ 77,363
Add:
 Fixed Charges
  (from above)              105,549  104,743  114,978  102,425   98,021    42,306     63,961
 Less: Fixed Charges
  Capitalized                 1,483    1,424    2,040    1,495    2,052       613        613
Taxes on Income             171,300  172,259  173,029  197,958  219,156    59,900     59,900
                           -------- -------- -------- -------- -------- --------- ----------
 Total Earnings for
  Purpose of Ratio         $491,238 $481,874 $505,016 $521,653 $553,357  $178,956   $200,611
                           ======== ======== ======== ======== ======== ========= ==========
Ratio of Earnings
 to Combined Fixed
 Charges and Preferred
 Dividends                     4.06     4.06     3.92     4.54     5.00      3.72       2.87
                           ======== ======== ======== ======== ======== ========= ==========
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*  Not including interest for rate reduction bonds.
** Including interest for rate reduction bonds.